______________, 1995

Oppenheimer Time Fund
Two World Trade Center  34th floor
New York, New York  10048-0203

Oppenheimer Target Fund
Two World Trade Center  34th floor
New York, New York  10048-0203


Dear Sirs:

We have reviewed the Agreement and Plan of Reorganization between Oppenheimer Time Fund (the "Fund") and Oppenheimer Target Fund ("Target Fund") which is attached as Exhibit A to the Proxy Statement and Prospectus of the Fund included as part of Target Fund's Registration Statement on Form N-14 filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on April 13, 1995 (the "Agreement"), concerning the acquisition by Target Fund of substantially all of the assets of the Fund solely for voting shares of beneficial interest in Target Fund, followed by the distribution of Target Fund shares to the shareholders of the Fund in complete liquidation of the Fund.

In connection with the rendering of this opinion, we have reviewed the Agreement, the most recent audited financial statements and related documents and other materials as we deemed relevant to the rendering of this opinion. Based upon all of the foregoing and the representations made by the Fund and Target Fund, attached hereto, in our opinion, the federal tax consequences of the transaction will be as follows:

1. The transactions contemplated by the Agreement will qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

2. The Fund and Target Fund will each qualify as a "party to a reorganization" within the meaning of Section 368(b)(2) of the Code.

3. No gain or loss will be recognized by the shareholders of the Fund upon the distribution of shares of beneficial interest in Target Fund to the shareholders of the Fund, pursuant to Section 354 of the Code.

4. Under Section 361(a) of the Code no gain or loss will be recognized by the Fund by reason of the transfer of its assets solely in exchange for Class A shares of Target Fund.

5. Under Section 1032 of the Code no gain or loss will be recognized by Target Fund by reason of the transfer of the Fund's assets solely in exchange for Class A shares of Target Fund.

6. The stockholders of the Fund will have the same tax basis and holding period for the shares of beneficial interest in Target Fund that they receive as they had for the stock of the Fund that they previously held, pursuant to Sections 358(a) and 1223(1), respectively, of the Code.

7. The securities transferred by the Fund to Target Fund will have the same tax basis and holding period in the hands of Target Fund as they had for the Fund, pursuant to Sections 362(b) and 1223(1), respectively, of the Code.

                                        Very truly yours



                                        /s/ KPMG Peat Marwick LLP
                                        -------------------------
                                        KPMG Peat Marwick LLP


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